Exhibit 10.44

CONFIDENTIAL

Execution Copy

STOCK PURCHASE AGREEMENT

by and among

HUEI HONG INVESTMENT CO., LTD.

CHANG CHUEN INVESTMENT CO., LTD.

YI TAI INVESTMENT CO., LTD.

YUAN HONG INVESTMENT CO., LTD.

and

OPTIMER PHARMACEUTICALS, INC.

Dated as of October 5, 2012

Table of Contents

		Page

Article I

CLOSING TIME TRANSACTIONS

Section 1.1	Sale and Purchase of the Seller Shares	1
Section 1.2	Closings	1
Section 1.3	Actions at the Closings	2

Article II

REPRESENTATIONS AND WARRANTIES

Section 2.1	Representations and Warranties of the Seller	3
Section 2.2	Representations and Warranties of Buyers	4

Article III

COVENANTS AND RELATED TRANSACTIONS

Section 3.1	Shareholders Rights	5
Section 3.2	Further Assurances	6
Section 3.3	Requisite Approvals	6
Section 3.4	Public Disclosure	6
Section 3.5	Right of Repurchase	7
Section 3.6	Escrow Agreement	7
Section 3.7	Release of Claims	8

Article IV

CONDITIONS PRECEDENT

Section 4.1	Conditions to Obligations of Buyers and Seller	8
Section 4.2	Conditions to Obligations of Buyers	9
Section 4.3	Conditions to Obligations of Seller	9

Article V

i

ii

Schedule 2.1(c): Seller Requisite Regulatory Approvals
Exhibit A: Supplemental Agreement Regarding Intellectual Property Assignment and License Agreement

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of October 5, 2012 (this “Agreement”), is made by and among certain buyers as set forth in Schedule 1 (each, a “Buyer” and collectively, the “Buyers” and Optimer Pharmaceuticals, Inc. (the “Seller”).

RECITALS

WHEREAS, the issued and outstanding share capital of Optimer Biotechnology, Inc., a company organized and existing under the laws of the ROC (the “Company”) consists of the paid-in capital of NT$ 1,367,166,250 divided into 136,716,625 shares of common stock, each with a par value of NT$10 (“Shares”); and

WHEREAS, Buyers wish to purchase from Seller, and Seller wishes to sell to Buyers, all of the Shares in the aggregate number of 59,424,000 Shares owned by Seller (the “Seller Shares”) on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual and several promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

CLOSING TIME TRANSACTIONS

Section 1.1            Sale and Purchase of the Seller Shares.  Subject to the terms and conditions hereof, at the First Closing and the Second Closing (each as defined below), Seller will sell all of the Seller Shares to Buyers, and Buyers will purchase from Seller all of its right, title and interest in the Seller Shares in consideration for payment by Buyers of the Purchase Price to Seller.  The number of Seller Shares purchased by each Buyer at the First Closing and the Second Closing, and its corresponding portion of the Purchase Price to be paid at the First Closing and the Second Closing, shall be as set forth in Schedule 1.

Section 1.2            Closings.

(a)           First Closing.   The closing of the sale and purchase of the Seller Shares set forth in Schedule 1 under the heading “Allocated Shares to be transferred at the First Closing” (the “First Closing”) shall take place at the office of the Company at 10:00 a.m. Taiwan time on the date that is two Business Days after the conditions set forth in Article IV applicable to the First Closing being satisfied or waived (other than those conditions that by their terms are to be satisfied at the First Closing but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by Seller and Buyers.  The date on which the First Closing actually occurs is referred to hereinafter as the “First Closing Time.”

(b)           Second Closing.  The closing of the sale and purchase of the Seller Shares as set forth in Schedule 1 under the heading “Allocated Shares to be transferred at the Second Closing” (the “Second Closing” and the “Second Closing Shares”) shall take place at the office of the Company at 10:00 a.m. Taiwan time on the date that is two Business Days after the Second Closing Condition (defined below) has been met, subject to the conditions set forth in Article IV applicable to the Second Closing being satisfied or waived (other than those conditions that by their terms are to be satisfied at the Second Closing but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by Seller and YI TAI INVESTMENT CO., LTD.(“Yi Tai”).  The date on which the Second Closing actually occurs is referred to hereinafter as the “Second Closing Time”.

Section 1.3            Actions at the Closings.

(a)           Transfer of the Seller Shares.  At each Closing, Seller shall deliver to each Buyer, free and clear of any Liens (other than Liens on 1,500,000 Seller Shares that may exist pursuant to the RSUs), one or more share certificates, duly endorsed for transfer, representing the number of Seller Shares which are to be transferred at such Closing in accordance with Schedule 1, and bearing or accompanied by all requisite stock transfer stamps, and the application forms executed by Seller in form reasonably satisfactory to each such Buyer for the share transfer recordation in the shareholder roster of the Company of such Seller Shares.  In the event that the Company adopts scrip-less shares, the delivery and endorsement of share certificates will be deemed being replaced by the necessary procedures and steps to transfer the title of scrip-less shares.

(b)           Payment of Purchase Price.  Each Buyer shall pay to Seller, by wire transfer of immediately available funds to the bank account designated by Seller at least four (4) Business Days in writing to the Buyers prior to the First Closing Time, the amount in United States Dollars set forth opposite such Buyer’s name on Schedule 1 under the heading “Allocated Purchase Price (US$) to be paid at the First Closing”, which shall be paid by such Buyer at the First Closing Time against delivery of the deliverables set forth in Section 1.3(a) after deduction of the securities transaction tax payable on the relevant Purchase Price to be withheld by such Buyer in accordance with the ROC Securities Transaction Tax Act.

(c)           Escrow Payments.  Yi Tai shall pay to the Escrow Agent, by wire transfer of immediately available funds, for deposit into the escrow account established under the Escrow Agreement (the “Escrow Account”), the amount in United States Dollars set forth opposite Yi Tai’s name on Schedule 1 under the heading “Escrowed Purchase Price (US$)”, which shall be paid by Yi Tai on the First Closing Time after deduction of the securities transaction tax payable on the relevant Purchase Price for the Second Closing Shares to be held by Yi Tai in accordance with the ROC Securities Transaction Tax Act, which shall be paid by Yi Tai no later than the day following the Second Closing Time.  At the Second Closing Time, Yi Tai shall execute or affix its corporate seal on a joint written instruction in the form stipulated in the Escrow Agreement and submit the same to Seller against the delivery of deliverable set forth in Section 1.3(a).

(d)           Securities Transaction Tax.  The parties agree that (i) the securities transaction tax applicable to the Seller Shares sold at each Closing shall be calculated based on the NT Dollar equivalent of the Purchase Price stated in the approval letter to be issued by the ROC Investment Commission for disposing of all of the Seller Shares to the Buyers pursuant to this Agreement, and (ii) respective Buyers shall pay the securities transaction tax payable for the sale and transfer of the Seller Shares to the tax authorities of the ROC and deliver the receipt for payment of the same to Seller no later than the day following the relevant Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1            Representations and Warranties of the Seller.  Seller represents and warrants to Buyers as of the date hereof and, to the Buyers participating in a Closing, as of the applicable Closing Time, that:

(a)           Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, U.S.A.

(b)           Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by Seller, the performance of Seller’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of Seller.  Seller has duly executed and delivered this Agreement and at or prior to the First Closing Time will have duly executed and delivered the Ancillary Agreements.  This Agreement constitutes, and each such Ancillary Agreement when so executed and delivered by Seller will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).

(c)           Other than the Requisite Regulatory Approval, any filings required to be made by Seller with the United States Securities and Exchange Commission after the execution of this Agreement and the Ancillary Agreements, and as may be required in connection with the Second Closing Condition, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by Seller, and the consummation of the transactions contemplated hereby and thereby, require no action by, or filing with, any Governmental Authority.

(d)           The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by Seller, and the performance of its obligations hereunder and thereunder do not (a) conflict with or result in any violation or breach of any provision of any of the organizational documents of Seller, (b) assuming the accuracy of each Buyer’s representations and warranties in Section 2.2, conflict with or result in any violation or breach of any provision of any applicable Laws, (c) conflict with or result in any violation or breach of or default under any agreement or other instrument to which Seller is a party or by which it or its properties or assets are bound, or (d) require any consent by any Person under any provision of any material agreement or other instrument to which Seller is a Party, in each case which would materially impair Seller’s ability to consummate the transactions contemplated hereby.

(e)           All of the Seller Shares are owned beneficially and of record by Seller, free and clear of all Liens (other than Liens on 1,500,000 Seller Shares that may exist pursuant to the RSUs).

(f)            Other than pursuant to the RSUs, no Person (other than Buyers or Seller pursuant to this Agreement) has any option or other right to acquire any of the Seller Shares.

(g)           Immediately following each Closing, each Buyer will hold the valid title to the number of Seller Shares it purchases at the relevant Closing free and clear of Liens, other than Liens created by the actions or status of such Buyer, Liens on 1,500,000 Seller Shares that may exist pursuant to the RSUs, and other than Liens created by this Agreement.

(h)           There is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyers or any of their Affiliates upon consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 2.2            Representations and Warranties of Buyers.  Each Buyer severally represents and warrants to Seller on behalf of itself, where applicable, as of the date hereof and as of the relevant Closing Time that:

(a)           Each of the Buyers is a company duly organized, validly existing and in good standing under the laws of the ROC.

(b)           Each Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by each Buyer, the performance of each Buyer’s obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of such Buyer.  Each Buyer has duly executed and delivered this Agreement.  This Agreement constitutes the legal, valid and binding obligation of each Buyer, enforceable against such Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).

(c)           Other than the Requisite Regulatory Approval, the execution, delivery and performance of this Agreement by each Buyer, and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority.

(d)           The execution and delivery of this Agreement by each Buyer, and the performance of its respective obligations hereunder do not (a) conflict with or result in any violation or breach of any provision of any of the organizational documents of such Buyer, (b) assuming the accuracy of Seller’s representations and warranties in Section 2.1, conflict with or result in any violation or breach of any provision of any applicable Laws, (c) conflict with or result in any violation or breach of or default under any agreement or other instrument to which such Buyer is a party or by which it or its properties or assets are bound, or (d) require any consent by any Person under any provision of any material agreement or other instrument to which such Buyer is a Party, in each case which would materially impair such Buyer’s ability to consummate the transactions contemplated hereby.

(e)           There is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of such Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

(f)            Each Buyer has sufficient understanding of the Company’s financial position and operations and is financially sustainable to consummate the transactions contemplated hereby, and acknowledges that the Seller Shares have not been offered and will not be sold through a public offering in Taiwan pursuant to the Securities Exchange Law.

(g)           HUEI HONG INVESTMENT CO., LTD. (“Huei Hong”), after due inquiry of the directors Huei Hong appointed to the Company’s Board of Directors, is not aware of any facts, circumstances, acts or omissions that could reasonably be expected to give rise to any claims, liabilities, actions or causes of action by the Company against Huei Hong or any of the directors Huei Hong appointed to the Company’s Board of Directors.

ARTICLE III

COVENANTS AND RELATED TRANSACTIONS

Section 3.1            Shareholders Rights.  Upon payment of the Escrowed Purchase Price by Yi Tai into the Escrow Account, all rights conferred upon Seller on account of its ownership of the Second Closing Shares shall be deemed as transferred to Yi Tai, including the right to receive dividends payable on the Second Closing Shares, and the statutory preemption rights to subscribe to new shares.  The Seller shall take any and all actions reasonably necessary to enable Yi Tai to enjoy such shareholders’ rights as if the Second Closing Shares were transferred to Yi Tai at the First Closing Time. The Seller hereby agrees that between the First Closing Time and Second Closing Time, it will irrevocably (except for revocation pursuant to this Section 3.1) appoint Yi

Tai or its designee as the Seller’s proxy, to vote (or cause to be voted) the Second Closing Shares, and shall take any and all actions reasonably necessary to effect the proxies for any meeting of the Company’s shareholders (whether annual or special, and each adjourned or postponed meeting), in accordance with the requirements under the applicable Laws of the ROC.  Notwithstanding the foregoing, (a) the shareholders’ rights and proxy granted pursuant to this Section 3.1 shall be cancelled and of no further force or effect upon the earlier of the completion of the Second Closing (in which case all rights and title to the Second Closing Shares shall transfer to Yi Yai pursuant to the terms of this Agreement) or the termination of this Agreement, and (b) solely with respect to the 1,500,000 RSU Shares subject to the Repurchase Right, the shareholders’ rights and proxy granted pursuant to this Section 3.1 shall be cancelled and of no further force or effect upon the consummation of the repurchase of the RSU Shares pursuant to the Repurchase Right.  For the avoidance of doubt, such cancellation shall be of no retroactive effect, and nothing in this Section shall require Seller (i) to act or to cause the Company to act in a manner contrary to the Laws, or (ii) to vote the Second Closing Shares in any manner, as a result of which Seller is unable to perform its obligations under this Agreement (including approving a reverse stock split or similar corporate actions with regard to the common shares of the Company).

Section 3.2            Further Assurances.  Seller, and Buyers agree that from time to time during the term of this Agreement, they will execute and deliver or cause their respective Affiliates to execute and deliver such further instruments, and take (or cause their respective Affiliates to take) such other action, as may reasonably be necessary to carry out the terms of this Agreement and the Ancillary Agreements.

Section 3.3            Requisite Approvals.  Seller and Buyers shall cooperate and use reasonable best efforts to obtain all Requisite Regulatory Approvals, and all other approvals  necessary for the consummation of the transactions contemplated by this Agreement (including without limitation to Buyers’ affixing their corporate seals and their authorized representative’s chop on the filing form in relation to Article 22-2 of the Securities Exchange Law).

Section 3.4            Public Disclosure.  Notwithstanding anything to the contrary contained herein, the parties shall not, and shall procure that each of its Affiliates or representatives shall not, issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the Seller (to the extent any Buyer is to be the disclosing party) or the Buyers purchasing a majority of the Seller Shares hereunder (“Majority Buyers”) (to the extent the Seller is to be the disclosing party) (which consent in either case shall not be unreasonably withheld or delayed), except as may be required by Laws, any Governmental Authority in the ROC or the United States or applicable securities exchange rules, in which case the party required to publish such press release or public announcement, if feasible, shall allow the other parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication.  The foregoing notwithstanding, (a) if a party provides the other parties a proposed press release or public announcement that such party intends to release, and the Seller (if any Buyer is to be the disclosing party) or the Majority Buyers (if the Seller is to be the disclosing party) to not provide an objection to the intended release prior to 5:00 p.m. (New York time if any Buyer is to be the disclosing party or Taipei time if the Seller is to be the disclosing party) on the Business Day following receipt of the proposed press release or public announcement, all parties shall be deemed to have consented to the proposed press release or public announcement, (b) the Seller shall be permitted to file a copy of this Agreement and any Ancillary Agreements with the United States Securities and Exchange Commission and (c) any party shall be permitted to make public statements materially consistent with information previously released publicly in accordance with this Section 3.4. Notwithstanding the foregoing, the Company is authorized to make necessary public disclosures and filings of the Seller’s transfer of Seller Shares and the removal of the Seller’s representative on the Board of the Directors of the Company as required under the Securities Exchange Law.

Section 3.5            Right of Repurchase.  If the Contingent Event occurs, then Seller shall have the right, but not obligation, to purchase 1,500,000 shares of the Seller Shares (the “RSU Shares”) from Yi Tai out of the Second Closing Shares within 180 days after the Contingent Event (the “Repurchase Right Period”), which purchase by Seller shall be on the same terms (including Purchase Price) as the sale of the Seller Shares by Seller to Yi Tai set forth in this Agreement (such right of Seller, the “Repurchase Right”).  If Seller is entitled to exercise the Repurchase Right and elects to do so, Seller shall deliver written notice (“Repurchase Notice”) to Yi Tai to that effect within the Repurchase Right Period.  After the delivery of such notice each party shall use commercially reasonable efforts to effect the repurchase of the RSU Shares by Seller as promptly as practical.  In the event that Seller exercises the Repurchase Right prior to the Second Closing Time, the consummation of the repurchase of the RSU Shares and the Second Closing shall be simultaneous and contingent upon one another, and will be treated by the parties as a cancellation of the sale of 1,500,000 Seller Shares to Yi Tai at the Second Closing, and the relevant Purchase Price for the RSU Shares in the Escrow Account shall be refunded to Yi Tai at the Second Closing Time, and the funds in the Escrow Account to be released to Seller shall be reduced by such refunded amount.  Throughout the Repurchase Right Period and, if the Repurchase Right is exercised, until the earlier of the closing of the transfer and sale of the RSU Shares pursuant to the Repurchase Right or three months after the Repurchase Notice, Yi Tai agrees to keep a sufficient number of Seller Shares purchased pursuant to this Agreement free from any Liens and agrees not to transfer, pledge, sell or assign such number of Seller Shares to allow it to comply with its potential obligations to sell such Seller Shares to Seller under the Repurchase Right.  For the avoidance of doubt, Seller does not have the foregoing Repurchase Right with respect to the Seller Shares to be transferred at the First Closing Time, and the Repurchase Right shall expire on the day following the expiration of the Repurchase Right Period.

Section 3.6            Escrow Agreement.  As promptly as practical following the execution of this Agreement, Seller and Yi Tai shall negotiate in good faith to finalize and execute the Escrow Agreement with the Escrow Agent (or such other entity agreed by Seller and the Majority Buyers to serve as the escrow agent under the Escrow Agreement). Unless otherwise agreed by the Seller and Yi Tai, the Escrow Agreement shall at least provide the following:

(a)           At the completion of the Second Closing, against delivery of deliverables set forth in Section 1.3(a), the Escrow Agent shall release the funds in the Escrow Account to Seller;

(b)           Upon termination of this Agreement before the Second Closing Time, the Escrow Agent shall release the funds in the Escrow Account (less any interest accrued on the original escrow deposit) to Yi Tai without deduction of the escrow fee; and

(c)           The escrow fee shall be borne by Seller.

Section 3.7            Release of Claims.  Effective as of the First Closing Time, the Seller hereby waives its rights to, and releases and fully discharges the Company, Huei Hong, and the directors Huei Hong appointed to the Company’s Board of Directors, and their legal successors and assigns (“Released Parties”) of and from any and all claims, liabilities, actions and causes of action, whether now known or unknown, which the Seller now has, or at any other time in the past had or may have, against the Released Parties based upon or arising out of any fact, circumstance, act or omission that occurred or existed before the date of this Agreement; provided that (a) such release as to the Company shall be expressly conditioned upon the accuracy of the Company’s representations and warranties in the Supplemental Agreement to the Intellectual Property Assignment and License Agreement, (b) the release as to Huei Hong and the directors Huei Hong appointed to the Company’s Board of Directors shall be expressly conditioned on the accuracy of Huei Hong’s representations and warranties in this Agreement, and (c) notwithstanding the foregoing, this Section 3.7 shall not be construed to relieve the Company of any existing contractual obligations and shall not apply to any claims, liabilities, actions or causes of action based upon fraud committed by any of the Released Parties.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1            Conditions to Obligations of Buyers and Seller.  The obligations of Buyers and Seller to consummate each Closing contemplated hereby shall be subject to the satisfaction or waiver by the Seller and the Majority Buyers at or prior to such Closing of the following conditions:

(a)           No Injunction, etc.  Consummation of the transactions contemplated hereby or by the Ancillary Agreements shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Laws.

(b)           Requisite Regulatory Approvals.  The parties shall have received all Requisite Regulatory Approvals required for the applicable Closing, which are granted without any conditions that may otherwise have a Material Adverse Effect on the future operations of the Company, and no such Requisite Regulatory Approvals shall have been revoked.

(c)           Additional Second Closing Condition.  For the purpose of the Second Closing, the Seller shall either (i) locate and demonstrate possession of the original stock certificate representing 20,400,000 shares of the Seller Shares to be transferred at the Second Closing, or (ii) present a final judgment rendered by the competent court declaring the title and the interest of the missing original share certificate to be invalided and void and submit a new share certificate representing such 20,400,000 shares of the

Seller Shares (each, the “Second Closing Condition”).  Seller shall provide prompt written notice to Yi Tai upon satisfaction of the Second Closing Condition.

Section 4.2            Conditions to Obligations of Buyers.  The obligation of Buyers to consummate each Closing contemplated hereby shall be subject to the satisfaction or waiver by the Buyers at or prior to the applicable Closing of the following additional conditions:

(a)           Representations; Performance.  The representations and warranties of Seller contained in Section 2.1 of this Agreement (without giving effect to any limitations as to “materiality” or “material adverse effect” set forth therein) shall be true and correct at and as of the applicable Closing Time with the same effect as though made at and as of such time (except for representations that are as of a specific date which representations shall be true and correct as of such date).  Seller shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Seller at or prior to the applicable Closing. For each Closing, Seller shall have delivered to Buyers a certificate, dated as of the relevant Closing Time, signed by a duly authorized officer of Seller to the effect set forth above in this Section 4.2(a).

(b)           Ancillary Agreements.  Prior to the First Closing, the parties to the Ancillary Agreements shall have entered into the Ancillary Agreements.

Section 4.3            Conditions to Obligations of Seller.  The obligation of Seller to consummate each Closing contemplated hereby shall be subject to the satisfaction or waiver by the Seller at or prior to the applicable Closing of the following additional conditions:

(a)           Representations; Performance.  The representations and warranties of each Buyer for the relevant Closing contained in Section 2.2 of this Agreement and in any certificate or other writing delivered pursuant hereto (without giving effect to any limitations as to “materiality” or “material adverse effect” set forth therein) shall be true and correct in all material respects at and as of the applicable Closing Time with the same effect as though made at and as of such time (except for representations that are as of a specific date which representations shall be true and correct in all material respects as of such date).  Each Buyer shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by each such Buyer at or prior to the Closing (including, without limitation, the funding of the escrow account referenced in Section 1.3(c) hereof).

ARTICLE V

TERMINATION

Section 5.1            Termination.  This Agreement may be terminated at any time prior to the Second Closing Time:

(a)           by the written agreement of the Buyers and Seller;

(b)           by Buyers or Seller by written notice to the other parties, if:

(i) there shall be any Laws that makes consummation of a Closing illegal or otherwise prohibited or (ii) any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining any Buyer or Seller from consummating a Closing is entered and such judgment, injunction, order or decree shall have become final and nonappealable; provided that the party against whom such judgment, injunction, order or decree was entered has used commercially reasonable efforts to overturn or vacate such judgment, injunction, order or decree;

(c)           by any Buyer by notice to Seller, if:

Without prejudice to the satisfaction or waiver of the conditions precedent set forth under Section 4.1(c), Seller is unable to satisfy a closing condition in Section 4.2 with respect to a Closing (and such condition has not been properly waived) within 30 days following the satisfaction of each Buyer of its closing conditions in Section 4.3 with respect to such Closing; provided, however, that no Buyer shall have the right to terminate this Agreement pursuant to this Section 5.1(c) if such Buyer is then in material breach or violation of its representations or warranties, or any Buyer is then in material breach or violation of its covenants, contained in this Agreement; or

(d)           by Seller by notice to the other parties, if:

Any Buyer is unable to satisfy a closing condition in Section 4.3 with respect to a Closing (and such condition has not been properly waived) within 30 days following the satisfaction of the Seller of its closing conditions in Section 4.2 with respect to such Closing; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 5.1(d) if Seller is then in material breach or violation of its representations, warranties or covenants contained in this Agreement.

Section 5.2            Effect of Termination.  If this Agreement is terminated pursuant to Section 5.1, this Agreement shall become void and of no effect without liability of any party (or any of its directors, officers, employees, stockholders, Affiliates, agents, successors or assigns) to the other party except as provided in this Section 5.2, provided that no such termination (nor any provision of this Agreement) shall relieve any party from liability for any damages (including claims for damages based on the consideration that would have otherwise been payable to Seller) for fraud or for breach of any obligation hereunder.  If this Agreement is terminated between the First Closing Time and the Second Closing Time, the purchase and sale of the Seller Shares that has been transferred at the First Closing Time shall not be affected, and the parties do not have the right to terminate or cancel such purchase and sale.  The provisions of this Section 5.2, Article VII and Article VIII shall survive any termination hereof pursuant to Section 5.1.

Section 5.3            Defaulting Buyer.  If any Buyer is unable or unwilling to consummate a Closing after the satisfaction or waiver of the requisite closing conditions, then, at Seller’s option, Seller may proceed with such Closing and each non-defaulting Buyer shall be obligated to purchase at such Closing an additional number of Seller Shares, on the terms and conditions set forth in this Agreement, equal to the number of Seller Shares to be purchased by the defaulting Buyer, multiplied by a fraction, the numerator of which is the number of Seller Shares such non-defaulting Buyer was previously obligated to purchase at such Closing and the denominator of which is the total number of Seller Shares that all non-defaulting Buyers were previously obligated to purchase at such Closing.

ARTICLE VI

INDEMNIFICATION

Section 6.1            Survival.  With respect to the Seller Shares purchased and sold at each Closing, the representations, warranties, covenants and agreements contained in this Agreement shall survive until the third anniversary of the applicable Closing, except that the representations and warranties in Sections 2.1(a), 2.1(b), 2.1(e) and (g) with respect to title to the Seller Shares, Sections 2.2(a) and 2.2(b) shall survive indefinitely, but in no case shall exceed the applicable statute of limitations in the event of a breach of such covenant or other agreement.  Notwithstanding the foregoing, except as set forth in Section 5.2, no representation, warranty, covenant or agreement made in this Agreement shall survive any termination of this Agreement.

Section 6.2            Indemnification by Seller.  From and after the Closing, and subject to this Article VI, Seller shall defend, indemnify and hold harmless Buyers and their respective officers, supervisors, directors, employees and agents (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for, all Losses resulting from (a) any inaccuracy in or breach of any representation or warranty by Seller contained in this Agreement or (b) any breach or default in performance by Seller of any covenant or agreement of Seller contained in this Agreement other than those waived by the Buyers.

Section 6.3            Indemnification by Buyers.  From and after the Closing, and subject to this Article VI, Buyers shall jointly and severally defend, indemnify and hold harmless Seller and its officers, directors, employees and agents (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses resulting from (a) any inaccuracy in or breach of any representation or warranty by a Buyer contained in this Agreement or (b) any breach or default in performance by a Buyer, of any covenant or agreement of such Buyer contained in this Agreement other than those waived by the Seller.

Section 6.4            Notification of Claims; Third Party Claims.

(a)           A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article VI, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent the Indemnifying Party is actually prejudiced by such failure.

(b)           Upon receipt of notice of a claim for indemnity from an Indemnified Party pursuant to this Section 6.4 in respect of a pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (such claim or demand being a “Third Party Claim” and including without limitation a pending or threatened claim or demand asserted by a third party against the Indemnified Party), the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of such Third Party Claim, with its own counsel and at its own expense, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense.  The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives notice from the Indemnifying Party as contemplated by the preceding sentence.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise or discharge does not involve any finding or admission of any violation of Laws or admission of any wrongdoing by the Indemnified Party and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party and (iii) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third Party Claim.  The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party.

(c)           Notwithstanding anything to the contrary in this Article VI (including Section 6.2 and Section 6.3), no Indemnifying Party shall have any liability under this Article VI for any Losses arising out of or in connection with any Third Party Claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party.

(d)           In the event any Indemnifying Party receives notice of a claim for indemnity from an Indemnified Party pursuant to this Section 6.4 that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within twenty Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article VI.  The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.

Section 6.5            Exclusive Remedy.  Anything to the contrary in this Agreement notwithstanding, Seller and Buyers hereby agree that following the Second Closing Time or, if later, the consummation of the Repurchase Right, subject to Section 8.13, the sole and exclusive remedy of a party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement shall be the indemnification rights set forth in this Article VI.

ARTICLE VII

DEFINITIONS

Section 7.1            Certain Terms.  The following terms, when capitalized and used herein, shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  For purposes of this Agreement, Buyers’ Affiliates shall include the Company after the First Closing, and Seller’s Affiliates shall exclude the Company before and after the First Closing.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” shall mean the Supplemental Agreement to the Intellectual Property Assignment and License Agreement as set forth in Exhibit A and the Escrow Agreement.

“Business Day” means a day other than a Saturday, a Sunday or any day on which banks in New York or Taipei are authorized or required by Laws to close.

“Buyers” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 6.2.

“Closing” means the First Closing or the Second Closing, as applicable.

“Closing Time” means the First Closing Time or the Second Closing Time, as applicable.

“Company” has the meaning set forth in the preamble.

“Contingent Event” means the completion of the primary listing and trading of the Company’s common shares on the main board of the Taiwan Stock Exchange Corporation or the GreTai Securities Market, or the registration of the Company’s common shares on the Emerging Stock Market before or on December 31, 2012, which may result in the Seller’s obligation to deliver certain Seller Shares to its former executive officers under the RSUs.

“Escrow Account” has the meaning set forth in Section 1.3(c).

“Escrow Agent” means Chinatrust Commercial Bank (中國信託商業銀行) or any other entity agreed by Seller and the Majority Buyers.

“Escrow Agreement” means an escrow agreement to be entered into by and between Seller, Yi Tai and the Escrow Agent pursuant to Section 3.6.

“First Closing” has the meaning set forth in Section 1.2(a).

“First Closing Time” has the meaning set forth in Section 1.2(a).

“Governmental Authority” means any domestic or foreign federal, state or local governmental authority, department, commission, court or agency, including any political subdivision thereof or any self-regulatory organization.

“Huei Hong” means HUEI HONG INVESTMENT CO., LTD.

“Indemnified Party” has the meaning set forth in Section 6.4.

“Indemnifying Party” has the meaning set forth in Section 6.4.

“Intellectual Property Assignment and License Agreement” shall mean that certain Intellectual Property Assignment and License Agreement entered into between the Seller and the Company as of October 30, 2009, as amended.

“Laws” means any applicable laws, statutes, ordinances, rules, regulations, judgments, injunctions, orders and decrees.

“Lien” means any mortgage, pledge, lien, encumbrance, claim, easement, lease, covenant, charge, option, pledge or other security interest, and any other rights of others or restrictions (whether on voting, sale, transfer disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise; provided, however, that “Lien” shall not include any restrictions on transfer generally arising under any applicable securities laws.

“Losses” means any and all damages, judgments, awards, liabilities, losses, obligations, claims of any kind or nature, fines and costs and expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents).

“Material Adverse Effect” means any material adverse change in, or effect on, the assets, financial condition or results of operations of the Company; provided that any such change or effect resulting from any of the following, individually or in the aggregate, shall not be considered when determining whether a Material Adverse Effect has occurred: (i) any change resulting from the negotiation, execution, announcement or consummation of the transactions contemplated by, or the performance of obligations under, this Agreement or the Ancillary Agreements, including any such change relating to the identity of, or facts and circumstances relating to, Buyers and including any actions by customers, suppliers, producers or employees, (ii) any action taken by Buyers and any of their Affiliates, agents or representatives, (iii) any actions required to be taken or omitted pursuant to this Agreement or the Ancillary Agreements or taken with Buyers’ consent or not taken because Buyers withheld, delayed or conditioned its consent, or (iv) the failure of the Company to achieve any financial projections or forecasts.

“Majority Buyers” has the meaning set forth in Section 3.4.

“New Taiwan Dollars” and “NT$” mean the lawful currency of the ROC.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Purchase Price” means US$60,000,000 in the aggregate, to be paid in accordance with Section 1.3(b) and Schedule 1 as set forth in this Agreement.

“Released Parties” has the meaning set forth in Section 3.7

“Requisite Regulatory Approval” means the regulatory approvals listed on Schedule 2.1(c).

“Repurchase Notice” has the meaning set forth in Section 3.5.

“Repurchase Right” has the meaning set forth in Section 3.5.

“Repurchase Right Period” has the meaning set forth in Section 3.5.

“ROC” has the meaning set forth in the preamble.

“RSUs” shall mean two restricted stock unit awards dated September 14, 2011, granted by Seller to former executive officers of Seller, pursuant to which Seller may become obligated to deliver an aggregate of 1,500,000 Seller Shares to such former executive officers.

“RSU Shares” has the meaning set forth in Section 3.5.

“Second Closing” has the meaning set forth in Section 1.2(b).

“Second Closing Condition” has the meaning set forth in Section 4.1(c).

“Second Closing Shares” has the meaning set forth in Section 1.2(b)

“Second Closing Time” has the meaning set forth in Section 1.2(b).

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 6.3.

“Seller Shares” has the meaning set forth in the recitals.

“Shares” has the meaning set forth in the recitals.

“Supplemental Agreement to the Intellectual Property Assignment and License Agreement” means that certain Supplemental Agreement to the Intellectual Property

Assignment and License Agreement to be entered into between the Seller and the Company, in substantially the form and substance attached hereto as Exhibit A.

“Third Party Claim” has the meaning set forth in Section 6.4.

“Yi Tai” shall mean YI TAI INVESTMENT CO., LTD..

Section 7.2            Construction.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “party” or “parties” shall refer to parties to this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Schedules and Exhibits are to Articles, Section, Schedules and Exhibits of this Agreement unless otherwise specified.  All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning given to such term in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  Any reference to “days” means calendar days unless Business Days are expressly specified.  If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1            Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

Section 8.2            Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  No party may assign (by contract, operation of Laws or otherwise) either this Agreement or any of its rights, interests or obligations hereunder without the express prior written consent of (a) the Seller (in the case any Buyer is the proposed assignor) or the Buyers (in the case the Seller is the proposed assignor), and any attempted assignment, without such consent, shall be null and void.

Section 8.3            Notice.  A notice required or authorized to be given or served on a party under this Agreement must be in writing and may be given or served by facsimile, post or hand to that party at its facsimile number or address appearing in this Section 8.3 or such other facsimile number or address as the party may have notified the other parties in writing:

If to the Buyers:

Huei Hong Investment Co., Ltd.
11F.-1, No.308, Sec. 2, Bade Rd., Zhongshan District,
Taipei City 104, Taiwan (R.O.C.)
Attention: Frank Chen
Tel: +886-2-8161-9908
Fax: +886-2-8161-7969

Chang Chuen Investment Co., Ltd.
11F.-1, No.308, Sec. 2, Bade Rd., Zhongshan District,
Taipei City 104, Taiwan (R.O.C.)
Attention: Frank Chen
Tel: +886-2-8161-9908
Fax: +886-2-8161-7969

Yi Tai Investment Co., Ltd.
11F.-1, No.308, Sec. 2, Bade Rd., Zhongshan District,
Taipei City 104, Taiwan (R.O.C.)
Attention: Frank Chen
Tel: +886-2-8161-9908
Fax: +886-2-8161-7969

Yuan Hong Investment Co., Ltd.
4F., No.5, Ln. 36, Sec. 2, Heping E. Rd., Da’an District,
Taipei City 104, Taiwan (R.O.C.)
Attention: Frank Chen
Tel: +886-2-8161-9908
Fax: +886-2-8161-7969

with a copy (which will not constitute notice) to:

K&L Gates LLP
30/F, 95 Tun Hwa S. Road, Sec.  2
Taipei 106, Taiwan
Attention: Jacqueline C. Fu
Tel: +886-2-2326-5188
Fax: +886-2-2325-5838

If to the Seller:

Optimer Pharmaceuticals, Inc.
101 Hudson Street, Suite 3501, Jersey City, NJ 07302, USA

Attention: General Counsel
Tel: +1-201-333-8819
Fax: +1-201-333-8870

with a copy (which will not constitute notice) to:

Cooley LLP

Attention: Sean M. Clayton
Tel: +1-858-550-6034
Fax: +1-858-550-6420

A notice is deemed to have been given or served on the party to whom it was sent: (i) in the case of hand-delivery, on the Business Day it is delivered; (ii) in the case of certified or registered post with postage prepaid, return receipt requested, three Business Days after the date of dispatch; (iii) in the case of next-day or overnight mail or delivery using a nationwide reputable courier service, two Business Days after the date of dispatch; and (iv) in the case of facsimile transmission at the time of dispatch, if, following transmission, the sender receives a transmission confirmation report and a confirmation copy is sent by one of the methods contemplated above.

Section 8.4            Waiver and Amendment.  This Agreement may not be amended, supplemented or otherwise modified except in a written instrument manually executed by all parties hereto.  No waiver by any of the parties of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No waiver by any of the parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and manually executed by the party sought to be charged with such waiver.

Section 8.5            Construction and Interpretation.  The parties have participated jointly in the negotiation and drafting of this Agreement.  If there is an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.6            Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts and transmitted via facsimile or electronic transmission in PDF form with the same validity as if it were an ink-signed document, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 8.7            Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements (when executed and delivered) constitute the entire agreement and supersede all prior agreements, understandings and representations, both written and oral, between the parties with respect to the subject matter hereof.

Section 8.8            Severability.  If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever.  Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.9            Joint and Several Liabilities.  Each Buyer shall be jointly and severally liable with the other Buyers for any and all of their duties and obligations hereunder.

Section 8.10          Governing Law.  This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of law).

Section 8.11          Dispute Resolution.  Any dispute or controversy arising under this Agreement or relating to the transactions contemplated herein, including without limiting the generally of the foregoing, any dispute concerning the scope of this Section 8.11, shall be conclusively settled by arbitration proceedings held in San Diego, California, USA pursuant to the rules of the American Arbitration Association, unless the Seller and the Majority Buyers mutually agree in writing upon a different location or arbitration rules, and shall be conducted by a single, neutral arbitrator who shall be experienced in the field of the dispute and shall have no past or ongoing business relationship with any party. Such arbitrator shall be selected by mutual agreement of the Seller and the Majority Buyers or, in the absence of such agreement within thirty (30) days, by the director of the San Diego office of the American Arbitration Association. The arbitrator shall apply the governing law set forth in this Agreement.  The parties against whom an arbitral award is given shall be responsible for all of the reasonable costs and expenses incurred by the parties to such arbitration in connection therewith.

Section 8.12          Withholding.  Each of the Buyers shall be entitled to withhold from any payments or deemed payments any amount of tax required to be withheld by the laws of the ROC and shall provide Seller with copies of the tax certificates verifying such withholding.

Section 8.13          Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court having appropriate jurisdictions in addition to any other remedy to which they are entitled at law or in equity.  The parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

HUEI HONG INVESTMENT CO., LTD.
(匯弘投資股份有限公司)

By:	[foreign language characters]
Name:
Title:

SIGNATURE PAGE

STOCK PURCHASE AGREEMENT

CHANG CHUEN INVESTMENT CO., LTD.
(長春投資股份有限公司)

By:	[foreign language characters]
Name:
Title:

SIGNATURE PAGE

STOCK PURCHASE AGREEMENT

YI TAI INVESTMENT CO., LTD.
(宜泰投資股份有限公司)

By:	[foreign language characters]
Name:
Title:

SIGNATURE PAGE

STOCK PURCHASE AGREEMENT

YUAN HONG INVESTMENT CO., LTD.
(原弘投資股份有限公司)

By:	[foreign language characters]
Name:
Title:

SIGNATURE PAGE

STOCK PURCHASE AGREEMENT

OPTIMER PHARMACEUTICALS, INC

By:	/s/ Kurt Hartman
Name: Kurt Hartman
Title: General Counsel, Chief Compliance Officer, and SVP
10/5/12

SIGNATURE PAGE

STOCK PURCHASE AGREEMENT

Schedule 1

List of Buyers

Name of Buyer	Allocated Seller Shares to be transferred at the First Closing	Allocated Seller Shares to be transferred at the Second Closing	Allocated Purchase Price (US$) to be Paid at the First Closing	Escrowed Purchase Price (US$)
HUEI HONG INVESTMENT CO., LTD. (匯弘投資股份有限公司)	10,000,000	0	10,100,000	0

CHANG CHUEN INVESTMENT CO., LTD. (長春投資股份有限公司)	10,000,000	0	10,100,000	0

YUAN HONG INVESTMENT CO., LTD. (原弘投資股份有限公司)	13,024,000	0	13,200,000	0

YI TAI INVESTMENT CO., LTD. (宜泰投資股份有限公司)	6,000,000	20,400,000	6,100,000	20,500,000

Total		59,424,000		60,000,000

Schedule 2.1(c)

Seller Requisite Regulatory Approvals

(i)            Approval of the ROC Investment Commission to Sell the Seller Shares to Buyers.

(ii)           Filing for transfer by directors, supervisors, managers or 10% shareholders under Article 22-2 of the Securities Exchange Law.

1

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

Exhibit A

SUPPLEMENTAL AGREEMENT REGARDING
INTELLECTUAL PROPERTY ASSIGNMENT
AND LICENSE AGREEMENT

[Exhibit 10.45 to the Registrant’s Annual Report on Form 10-K filed March 18, 2013 is incorporated by reference herein.]